Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Miller and Lents, Ltd. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the years ended December 31, 2005, 2004 and 2003 in Pogo Producing Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including the filing of its letter reports as exhibits thereto, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426,
333-42428, 333-60800, 333-67324, 333-65548, 333-86856, 333-98205, 333-102775, 333-115130, 333-86417, 333-126097, and
333-130557.

Miller and Lents, Ltd.

By:	/s/Carl D. Richard	[SEAL]
Carl D. Richard
Senior Vice President

Houston, Texas

March 1, 2006